EX99.23(a)(2)


BABSON ENTERPRISE FUND, INC.

ARTICLES SUPPLEMENTARY TO THE CHARTER

The BABSON ENTERPRISE FUND, INC., a Maryland Corporation having its Principal office in Baltimore City, Maryland (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: The board of directors of the Corporation, at a meeting duly convened and held on July 14, 1983, adopted a resolution classifying or reclassifying ten million (10,000,000) unissued shares of the par value of one dollar ($1.00) per share of the Capital Stock of the Corporation as Enterprise Portfolio Stock by setting or changing before the issuance of such shares, the preferences, rights voting powers, restrictions, limitations as to dividends, qualification or terms of redemption of, and the conversion or other rights, thereof as hereinafter set forth.

SECOND: The preferences, conversion and other rights, voting powers, restrictions, 1imi~atiops as to dividends, qualifications and terms and conditions of redemption shall be as set out in Article FIFTH of the corporation's Articles of Incorporation.

THIRD: The shares aforesaid have been duly classified by the board of directors pursuant to authority and power contained in the charter of the Corporation.

IN WITNESS WHEREOF, The BABSON ENTERPRISE FUND, INC. has caused these presents to be signed in its name and on its behalf by its President and witnessed (or attested) by its Secretary on October 7, 1983.

	BABSON ENTERPRISE FUND, INC.
	By: /s/Alfred J. Hoffman
	President, Alfred J. Hoffman







Witness:	(Attest)
/s/Jacqueline B. Willhite, Secretary
Jacqueline B. Willhite

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THE UNDERSIGNED, President of BABSON ENTERPRISE FUND, INC., who executed on behalf of said corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

	/s/Alfred J. Hoffman
	Alfred J. Hoffman

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